Investor Relations (303) 691-4350 Investor@aimco.com Jennifer Martin Vice President — Investor Relations (303) 691-4440
APARTMENT INVESTMENT AND MANAGEMENT COMPANY DECLARES EARLY
QUARTERLY DIVIDEND ON CLASS A COMMON STOCK
DENVER, COLORADO, December 28, 2005
Apartment Investment and Management Company (“Aimco”) (NYSE:AIV) announced today that its Board of Directors declared a quarterly dividend of $0.60 per share on its Class A Common Stock for the quarter ended December 31, 2005. The dividend is payable on January 31, 2006 to shareholders of record on December 31, 2005.
The Aimco Board declared the dividend a month early in order to offset gains from 2005 property sales otherwise subject to REIT excise tax.
Aimco is a real estate investment trust headquartered in Denver, Colorado that owns and operates a geographically diversified portfolio of apartment communities through 25 regional operating centers. Aimco, through its subsidiaries, operates approximately 1,425 properties, including approximately 250,000 apartment units, and serves approximately one million residents each year. Aimco’s properties are located in 47 states, the District of Columbia and Puerto Rico. Aimco common shares are included in the S&P 500.